EXHIBIT 5.1

SARA-LANE SIREY PROFESSIONAL CORPORATION

December 4, 2006

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-8, (the “Registration Statement”) of Gastar Exploration Ltd., a corporation organized under the laws of the Province of Alberta, Canada (the “Company”), relating to the registration of up to 5,000,000 common shares of the Company (the “Common Shares”) to be issued upon the exercise of stock options granted under the Company’s 2006 Long Term Stock Incentive Plan (the “Plan”).

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance of the Common Shares, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1. The Company is a corporation duly organized and legally existing under the laws of the Province of Alberta, Canada and is in good standing under said laws.

2. The Board of Directors of the Company has approved the Plan.

3. When the Board of Directors authorizes the issuance and the grant of stock options pursuant to the Plan and reserves and authorizes the issuance of the Common Shares upon the exercise of such stock options, the Common Shares issued upon the exercise of such stock options pursuant to the terms and conditions of the Plan and the grant will be duly authorized and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited exclusively to the laws of the Province of Alberta, Canada.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

Sara-Lane Sirey Professional Corporation

/s/ SARA-LANE SIREY PROFESSIONAL CORPORATION